EX-107

Calculation of Filing Fee Tables

S-8

(Form Type)

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share (“Common Stock”), to be issued under Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC 2022 Incentive Award Plan	Rules 457(c) and 457(h)	3,750,000(2)	$12.23	$45,862,500.00	0.0000927	$4,251.46
Total Offering Amounts			3,750,000		$45,862,500.00		$4,251.46
Total Fee Offsets
Net Fee Due							$4,251.46

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) covers any additional number of shares of Common Stock, par value $0.01 per share (“Common Stock”), of Sunstone Hotel Investors, Inc. (the “Company”) that become issuable under the Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC 2022 Incentive Award Plan (the “2022 Plan”), by reason of any stock splits, stock dividends or other distribution, recapitalization or similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock of the Company available for future issuance under the 2022 Plan.
(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the New York Stock Exchange (“NYSE”) on April 22, 2022, which date is within five business days prior to the filing of this Registration Statement.